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                                     EXHIBIT 11


              INTERNATIONAL MULTIFOODS CORPORATION AND SUBSIDIARIES

                    Computation of Earnings per Common Share
                                   (unaudited)

                    (in thousands, except per share amounts)


                                      THREE MONTHS ENDED       SIX MONTHS ENDED
                                     --------------------    --------------------
                                     Sept. 1,    Aug. 26,     Sept. 1,   Aug. 26,
                                       2001        2000         2001       2000
---------------------------------------------------------------------------------
Average shares of
   common stock outstanding            18,816      18,740       18,789     18,738
Dilutive potential common shares          245         144          228         83
---------------------------------------------------------------------------------
Total adjusted average shares          19,061      18,884       19,017     18,821
=================================================================================

Net earnings applicable
   to common stock                    $ 2,794     $ 5,279      $ 4,880    $10,029
=================================================================================

Earnings per share of common stock:
   Basic                              $   .15     $   .28      $   .26    $   .54
=================================================================================
   Diluted                            $   .15     $   .28      $   .26    $   .53
=================================================================================


Basic earnings share are computed by dividing net earnings by the weighted average number of shares of common stock outstanding during the period.

Diluted earnings per share are computed similar to basic earnings per share except that the weighted average shares outstanding are increased to include additional shares from the assumed exercise of stock options, if dilutive. The number of additional shares is calculated by assuming that outstanding stock options were exercised and the proceeds from such exercises were used to acquire shares of common stock at the average market price during the period.